SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 18, 2011

Date of Report (Date of Earliest Event Reported)

HARRIS INTERACTIVE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27577	16-1538028
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

161 Sixth Avenue, New York, New York		10013
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 539-9600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05. Costs Associated with Exit or Disposal Activities.

Asian Operations

On July 18, 2011, the Board of Directors (the “Board”) of Harris Interactive Inc. (the “Company”) approved the closure of the Company’s operations in Hong Kong, Singapore and Shanghai (collectively, “Harris Asia”). This decision was based on the Board’s determination that Harris Asia’s operations do not adequately support the Company’s strategic objectives.

The Company has not yet been able to make a meaningful determination of the range of estimated costs associated with, amounts to be incurred in connection with, and amounts of the charge that will result in future cash expenditures through the closure of Harris Asia. Prior to September 30, 2011, the Company will determine the estimated costs expected to be incurred in connection with the closure of Harris Asia. The disposition plan could result in asset impairments, contract termination costs, severance related charges and other charges. Any such charges would be reflected in the Company’s financial statements for the fiscal quarter ending September 30, 2011.

The Company will file an amended Form 8-K when it has determined the estimated charges to be incurred.

U.K. Operations

On July 18, 2011, the Board also approved a plan to right-size the Company’s U.K. cost structure by reducing headcount at its U.K. facilities by approximately 50 full-time employees and by reducing the Company’s occupancy of its leased premises in Brentford, United Kingdom (the “U.K. Restructuring Plan”). The headcount reduction will result in approximately $0.6 million in expenses associated with one-time termination benefits, all of which will involve cash payments. It is anticipated that all such cash payments will be completed by November 2011. The space reduction will result in approximately $0.8 million of lease exit costs. The charges related to the headcount and space reductions will be reflected in the Company’s financial statements for the fiscal quarter ending September 30, 2011.

The Company will file an amended Form 8-K if it determines that there are material changes to the estimated charges associated with the U.K. Restructuring Plan.

The Company continuously reviews its operations and cost structure and may pursue additional cost reduction actions in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS INTERACTIVE INC.

(Registrant)

By:	/s/ Marc H. Levin
Name:	Marc H. Levin
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

Dated: July 20, 2011